Exhibit 10.24

EVERGY, INC.
Executive Annual Incentive Plan
Effective as of January 1, 2020
Objective
The Evergy, Inc. (the “Company” or “Evergy”) Executive Annual Incentive Plan (the “Plan”) is designed to motivate and reward officers of Evergy for the achievement of specific key financial, operational and business goals. By providing market-competitive target awards and additional award opportunities for extraordinary achievements and results, the Plan both supports the attraction and retention of senior executive talent critical to achieving the Company’s strategic business objectives and provides financial incentives to reward key performers.
Eligibility
Eligible participants (“Participants”) shall be the named executive officers (“NEOs”) and non-NEOs of the Company as approved by the Compensation and Leadership Development Committee (“Committee”) or Board of Directors (the “Board”) of the Company.
Administration
The Committee and/or the Board has the full power and authority to (i) interpret the provisions of the Plan, (ii) determine the terms and conditions of any award, (iii) amend the terms or conditions of any award, (iv) determine whether, and to what extent, awards may become vested, paid (in full or in part), forfeited or suspended, (v) establish, amend, suspend or waive any payment conditions for an award or rules relating to the administration of the Plan, (vi) delegate all or part of its authority under the Plan to one or more directors and, with respect to the day-to-day administration and operations of the Plan (but not granting of awards or any determination of any amounts eligible to be paid under the Plan) to officers of the Company and (vii) make any other determination or take any action that is deemed necessary or desirable for the administration of the Plan or the payment of awards thereunder. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given maximum deference permitted by law.
Awards
Awards and award levels are developed and approved by the Committee, who may seek the input of the Company’s management and outside consultants and advisors and may further seek approval by the full Board. Awards, which may vary based on the Participant’s level of responsibility, market data, internal comparisons and other factors the Committee believes is appropriate, may be (i) established as a percentage of the Participant’s base salary, (ii) established as an absolute amount or (iii) established based on any other factor or criteria.
Performance Period and Incentive Objectives
The Plan will be effective as of January 1, 2020 and end on December 31, 2020 (the “Performance Period”) unless the Committee in its sole discretion desires to have a different Performance Period. The Committee will establish and approve, and if applicable, submit for approval by the Board, specific annual objectives and performance levels that are applicable to each Participant, which annual objectives and performance levels may be based on any performance goal or criteria the Committee believes is appropriate. The amount of a Participant’s award will be determined in the Committee’s discretion and may differ from Participant to Participant, based on performance against the specific objectives and performance levels approved by the Committee. The Committee may adjust or modify the established annual objectives or performance levels, or the determination of any performance goals or criteria, in its discretion at any time and for any reason.
Each Participant will be provided a copy of the applicable objectives and performance levels as soon as practicable after the objectives and performance levels have been established as well as be notified as soon as practicable of any adjustment to the applicable objectives and performance levels.
Payment of Awards
Payment Timing. Except as otherwise set forth in this Plan, earned awards will generally be payable to each Participant after the completion of the Performance Period and as soon as practicable following the determination by the Committee of the achievement level for the performance goal(s) and each of the relevant objectives relating thereto. The awards will be paid, in the sole discretion of the Committee, in cash, Company stock (in the form of “Bonus Shares” as defined and under the Company’s Long-Term Incentive Plan (“LTIP”), as may be amended or restated), or a combination of cash and stock, except to the extent receipt of payment is properly deferred under the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”). Any earned award for which a deferral election has been made under the NQDC Plan will result in a cash award being deferred, as Bonus Shares are not eligible to be deferred under such plan. Except to the extent deferred under the NQDC Plan, in no event shall payment be made later than the 15th day of the third month following the end of the taxable year in which the Committee’s determination of award achievement is made.
Continuous Employment Required. Except as set forth below, or as otherwise provided for in the Company’s executive severance plan or in any change-in-control severance agreement between the Participant and the Company, a Participant must be employed by the Company or one of its subsidiaries at the time of payment under this Plan to be entitled to payment of an award, if any.
Miscellaneous
Extraordinary Employment Situations.
Employment after Commencement of Performance Period. An award for a person who becomes a Participant during a Performance Period will be prorated unless otherwise determined by the Committee.
Termination of Employment during the Performance Period for Death or Disability. If a Participant experiences a termination of employment on account of the Participant’s death or Disability, as defined in the Company’s Long-Term Disability Plan, before the end of the Performance Period, then, as of the date of the Participant’s termination of employment, the Participant (or, in the case of death, the Participant’s estate) will be entitled to a pro rata portion of the target award for the fiscal year in which the termination of employment occurs. The pro rata portion of the Participant’s target award shall be determined by multiplying the target award for the year in which the termination of employment occurs by a fraction, the numerator of which is the number of calendar days elapsed in the Performance Period through the date on which termination of employment occurs and the denominator of which is 365. Awards that vest in connection with termination of employment on account of death or Disability, as set forth in this section of the Plan, will be paid in cash in a lump sum as soon as administratively practicable, but in no event later than 30 days after the Participant’s death or a determination that the Participant has a Disability, as applicable.

Termination of Employment during the Performance Period for Retirement. If a Participant experiences a termination of employment on account of the Participant’s retirement before the end of the Performance Period, no immediate vesting shall occur at the time of the Participant’s retirement but, following the end of the Performance Period, a pro rata portion of the award shall vest. The pro rata portion of the Participant’s target award shall be determined by multiplying the actual award based on the achieved level of performance for the year in which retirement occurs by a fraction, the numerator of which is the number of calendar days elapsed in the Performance Period through the date on which the retirement occurs for such year and the denominator of which is 365.
Unfunded Benefits. No benefit provided under this Plan is subject to the Employee Retirement Income Security Act of 1974, as amended, and all benefits under the Plan are unfunded. No Participant shall have any greater right than the right of a general unsecured creditor of the Company.
Amendments and Termination. The Board or the Committee has the exclusive right to terminate, modify, change or alter the Plan at any time.
Clawback or Recoupment. The Board or the Committee will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances, to require that each Participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Board or the Committee may, in its discretion, (i) seek repayment from the Participants, (ii) reduce the amount that would otherwise be payable to the Participants under current or future awards, (iii) withhold future equity grants or salary increases, (iv) pursue other available legal remedies or (v) any combination of these actions. The Board or the Committee may take such actions against any Participant, whether or not such Participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.
Tax Withholding. Any payment or benefit under the Plan is subject to all applicable withholding and other taxes applicable to the entire award, which must be satisfied by the Participant in a manner satisfactory to the Company and in accordance with applicable law before any payment is made under this Plan.
Code Section 409A. It is intended that the payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

Executive Annual Incentive Plan
2020 Scorecard